Exhibit 16.1

November 18, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Great Elm Capital Group Inc.’s Form 8-K dated November 18, 2019, and have the following comments:

We agree with the statements made in the second, third and fourth paragraphs for which we have a basis on which to comment on and we agree with the disclosures.

We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs for which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP

Boston, Massachusetts